WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE> 6
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               DEC-31-1996

Fixed Maturities Held for Sale                         6,206,478
Fixed Maturities Held to Maturity - Carrying Value     1,992,681
Fixed Maturities Held to Maturity - Market Value       2,041,064
Investment in Equity Securities                        19,715
Mortgage Loans on Real Estate                          1,487,575
Total Investments                                      12,716,901
Cash and Cash Equivalents                              125,182
Reinsurance Recoverable on paid Losses                 196,958
Deferred Policy Acquisition Costs                      282,780
Total Assets                                           19,351,234


Policy Liabilities - Future Benefits, Losses, Claims   11,394,922
Policy Liabilities - Unearned Premiums
Policy Liabilities - Other Claims and Benefits
Other Policyholder Funds                               425,800
Notes Payable, Bonds, Mortgages and Similar Debt       84,682
Preferred Stocks Mandatory Redemption
Preferred Stocks - Not Mandatory                       121,800
Common Stock                                           7,032
Other Stockholder's Equity                             905,382
Total Liabilities and Stockholder's Equity             19,351,234


Premiums                                               1,199,248
Net Investment Income                                  836,642
Realized Investment Gains and Losses                   (21,078)
Other Income
Benefits, Claims, Losses, and Settlement Expenses      1,355,964
Underwriting Acquisition and Insurance Expenses -

   Amortization of Deferred Policy Acq. Costs          47,089
Underwriting Acquisition and Insurance Expense -

  Other                                                421,212
Income or Loss Before Income Taxes                     190,547
Income Tax Expense                                     55,972
Income/Loss Continuing Operations                      134,575
Discontinued Operations                                0
Extraordinary Items                                    0
Cumulative Effect - Changes in Accounting Principles   0
Net Income or Loss                                     134,575
Earnings Per Share - Primary                           N/A
Earnings Per Share - Fully Diluted                     N/A


